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                                                                     Exhibit 8.2

            [Clanahan, Tanner, Downing & Knowlton, P.C. Letterhead]

                                July 14, 2000

The Writer Corporation
6061 South Willow Drive, Suite 232
Englewood, Colorado 80111

  Re: Opinion on Tax Matters with regard to the Agreement and Plan of Merger dated as of April 14, 2000 among Standard Pacific Corp., The Writer Corporation, and TWC Acquisition Corp.

Ladies and Gentlemen:

   You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the "Merger") of The Writer Corporation, a Colorado corporation ("Writer"), into TWC Acquisition Corp., a Delaware corporation ("Newco"), to be accomplished pursuant to an Agreement and Plan of Merger by and among Standard Pacific Corp. ("Standard Pacific"), Writer, and Newco dated April 14, 2000 (the "Merger Agreement"). Any capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Merger Agreement.

   In making the opinions expressed below, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, as filed by Standard Pacific with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), including the Proxy Statement of Writer together with all amendments thereto (the "Registration Statement"), and (iii) documents delivered in connection with the transactions contemplated by the Merger Agreement as a basis for the opinions expressed below (collectively, all documents referred to in this paragraph are defined as the "Transaction Documents").

   In addition to the Transaction Documents, we have examined the articles of incorporation of Writer, its bylaws and relevant minutes of corporate action, and have made such other investigations as we deemed relevant, necessary or appropriate as a basis for the opinions expressed in this letter. In stating our opinions, we have relied upon and assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, or conformed copies, and the authenticity of the originals of all such copies. Also, we assume that the parties to the documents referenced in this opinion, had all requisite right, power, and authority and had taken all necessary action to empower them to enter into those documents executed by them in connection with this transaction and that they have duly executed and delivered, or will duly execute and deliver, all documents requiring execution or delivery by them.

   As to certain matters of fact relevant to this opinion, we will rely upon the representations and warranties of Writer, Standard Pacific and Newco as set forth in representation letters which we expect to be delivered at closing. We have assumed and will assume that all statements, covenants, facts, representations and warranties made in the Transaction Documents and such representation letters are true, correct and accurate as of the date hereof and as of the Closing Date without regard to any qualification stated therein and without undertaking an independent investigation to verify such statements, covenants, facts, representations and warranties contained therein.

   In making the opinions expressed below, we have relied upon and assumed that the respective parties to the Transaction Documents and all parties referred to therein will comply with the terms, conditions, requirements and provisions of the Transaction Documents, and that none of the terms, conditions, requirements or provisions contained therein have been or will be waived or modified in any material respect.
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The Writer Corporation
July 14, 2000

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof and under existing law, that:

   1. The Merger, when consummated, will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code");

   2. Subject to the assumptions, limitations and qualifications set forth therein, the statements in the Registration Statement under the heading "The Merger--Material Federal Income Tax Consequences of the Merger," insofar as such statements purport to summarize the federal income tax laws of the United States of America and legal conclusions with respect thereto, in our opinion, represents the material United States federal income tax consequences of the Merger to The Writer Corporation and its shareholders.

   Our opinions are based upon the Code, applicable Treasury regulations, rulings and decisions thereunder, each as in effect on the date hereof. The Code and such regulations, rulings and decisions may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect, and our opinion is qualified in this respect. We express no opinions other than as to the federal income tax laws of the United States of America and we do not address the various state, local, or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

   This opinion letter is furnished to you solely for your benefit, and the benefit of your shareholders, in connection with the preparation of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

   This opinion is given as of the date hereof and no undertaking is made to advise you of future events which could have an effect upon the opinions expressed herein.

   We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "The Merger--Material Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ Clanahan, Tanner, Downing &
                                         Knowlton, P.C.
                                        Clanahan, Tanner, Downing & Knowlton,
                                         P.C.